                      MUTUAL FUND SUBACCOUNTING SERVICES
                                  AGREEMENT

                     CHASE GLOBAL FUNDS SERVICES COMPANY
                                JULY 18, 1997

                 MUTUAL FUND SUBACCOUNTING SERVICES AGREEMENT
                              TABLE OF CONTENTS



   SECTION                                                     PAGE
-----------  ---------------------------------------------- --------
      1.     AGREEMENT......................................     1
      2.     REPRESENTATIONS AND WARRANTIES.................     2
      3.     DELIVERY OF DOCUMENTS .........................     3
      4.     SERVICES PROVIDED .............................     4
      5.     FEES AND EXPENSES .............................     5
      6.     LIMITATION OF LIABILITY AND INDEMNIFICATION  ..     6
      7.     TERM ..........................................     9
      8.     NOTICES .......................................     9
      9.     WAIVER.........................................     9
     10.     FORCE MAJEURE..................................     9
     11.     AMENDMENTS.....................................    10
     12.     SEVERABILITY...................................    10
     13.     GOVERNING LAW..................................    10
     14.     STATUS OF TRUST................................    10
     15.     EFFECT ON OTHER AGREEMENTS ....................    10

                 MUTUAL FUND SUBACCOUNTING SERVICES AGREEMENT

   AGREEMENT made as of July 18, 1997 by and between Alliance Capital Management L.P. (the "Adviser"), a Delaware limited partnership, and Chase Global Funds Services Company ("Chase"), a Delaware corporation.


                             W I T N E S S E T H:

   WHEREAS, The Hudson River Trust (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

   WHEREAS, the Trust has arranged with the Adviser to provide certain accounting services to the Trust, subject to the supervision of the Board of Trustees of the Trust (the "Board");

   WHEREAS, the arrangements between the Trust and the Adviser contemplate that the Adviser will subcontract some or all of its responsibilities with respect to accounting services provided to the Trust; and

   WHEREAS, the Adviser wishes to contract with Chase to provide certain subaccounting services with respect to the Trust;

   NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

   1. AGREEMENT. The Adviser hereby contracts with Chase to provide services, as described hereinafter, for each series ("Portfolio") of the Trust, as set forth on Schedule A hereto (as from time to time amended by written notice to Chase), subject to the supervision of the Adviser and the Board, for the period and on the terms set forth in this Agreement. Chase agrees to furnish the services herein set forth in return for compensation as provided in
Section 5 of and Schedule A to this Agreement.

   2. REPRESENTATIONS AND WARRANTIES.

   (a) Chase represents and warrants to the Adviser that:

     (i) Chase is a corporation, duly organized and existing under the laws of the State of Delaware;

     (ii) Chase is duly qualified to carry on its business in The
Commonwealth of Massachusetts;

     (iii) Chase is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

     (iv) all requisite corporate proceedings have been taken to authorize Chase to enter into and perform this Agreement;

     (v) Chase has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

     (vi) no legal or administrative proceedings have been instituted or threatened which would impair Chase's ability to perform its duties and obligations under this Agreement; and

     (vii) Chase's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Chase or any law or regulation applicable to Chase;

   (b) The Adviser represents and warrants to Chase that:

     (i) the Adviser is a limited partnership, duly organized and in good standing under the laws of Delaware;

     (ii) the Adviser is empowered under applicable laws and by its organizational documents and By-Laws to enter into and perform this Agreement;

     (iii) all requisite proceedings have been taken to authorize the Adviser to enter into and perform this Agreement;

     (iv) the Trust is an investment company properly registered under the 1940 Act;

     (v) a registration statement relating to the Trust and shares of beneficial interest therein under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed, is effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

     (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Adviser's ability to perform its duties and obligations under this Agreement;

     (vii) the Trust's registration statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and neither the Trust's prospectus nor statement of additional information contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading; and

     (viii) the Adviser's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Adviser or any law or regulation applicable to it.

   3. DELIVERY OF DOCUMENTS. The Adviser will promptly furnish to Chase such copies, properly certified or authenticated, of contracts, documents and other related information as Chase may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:

   (a) Resolutions of the Board approving the accounting agreement between the Trust and the Adviser, which contemplates this Agreement;

   (b) The Trust's Agreement and Declaration of Trust;

   (c) the Trust's By-Laws; and

   (d) The Trust's current prospectus(es) and statement(s) of additional information relating to all Portfolios and classes, as applicable, and all amendments and supplements thereto (such Prospectus(es) and Statement(s) of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses").

   4. SERVICES PROVIDED.

   (a) Chase will provide the subaccounting services described in Schedule B to this Agreement, as amended from time to time, subject to the control, direction and supervision of the Adviser and the Board and in compliance with the objectives, policies and limitations set forth in the Trust's Registration Statement, Agreement and Declaration of Trust and By-Laws; applicable laws and regulations; and all applicable resolutions and policies implemented by the Board of which Chase is properly notified, provided that any such resolutions or policies adopted after the execution of this Agreement that materially and adversely affect the cost to Chase of providing such subaccounting services shall be deemed "additional services" requested by the Adviser, and shall be subject to the provision of Section 5 of this Agreement.

   (b) Chase will also:

     (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Chase or a corporate affiliate of Chase);

     (ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

     (iii) furnish equipment and other materials which are necessary or desirable for provision of the services contemplated herein; and

     (iv) maintain and keep current the books, accounts and other documents, if any, listed in Schedule B hereto, as such schedule may be amended from time to time. Chase agrees that all such books, accounts and other documents are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with Section 31 of the 1940 Act and the rules thereunder.

   5. FEES AND EXPENSES.

   (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Adviser shall pay Chase monthly fees determined as set forth in Schedule C to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

   (b) For the purpose of determining fees calculated as a function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectuses, generally accepted accounting principles, and resolutions of the Board.

   (c) The Adviser may from time to time request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by Chase. If Chase elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges.

   (d) Chase will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Adviser agrees to promptly reimburse Chase for any additional services, equipment or supplies ordered by or for the Adviser through Chase and for any other expenses that Chase may incur on the Trust's behalf at the Adviser's request or as consented to by the Adviser. Such other expenses to be incurred in the operation of the Trust and to be borne by the Adviser include, but are not limited to: postage and mailing costs; charges and expenses of pricing and data services and independent public accountants; any processing services and related fees; costs and expenses of any special telephone and data lines and devices;

reprocessing costs to Chase caused by the Adviser's error; and any extraordinary expenses and other customary Trust expenses. In addition, Chase may, pursuant to the Trust's pricing procedures in effect from time to time and delivered to Chase, pursuant to instructions received by Chase from the Adviser, or pursuant to the Prospectuses, utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of each class of the Portfolios. The Adviser will reimburse Chase for the Adviser's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the usage, of the services for the benefit of the Trust.

   (e) All fees, out-of-pocket expenses, or additional charges of Chase shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

   (f) Chase will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by Chase) and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Adviser to Chase.

   (g) In the event that the Adviser is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Adviser), this Agreement may be terminated upon thirty (30) days' written notice to the Adviser by Chase. The Adviser must notify Chase in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

   6. LIMITATION OF LIABILITY AND INDEMNIFICATION.

   (a) Chase shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust or the Adviser, in connection with the matters to which this Agreement relates, except to the extent a loss or expense is caused by or results from negligence, or from willful misfeasance or bad faith, on Chase's part in the performance of its duties or from reckless disregard by Chase of its obligations and duties under this Agreement. [In no event shall Chase] [Unless a loss or expense is the result of wilful misfeasance or bad faith, Chase shall not] be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if Chase has been advised of the likelihood of such loss or damage and regardless of the form of action.

   (b) Subject to Section 6(a) above, Chase shall not be responsible for, and the Adviser shall indemnify and hold Chase harmless from and against, any and all [direct] losses, damages, costs, reasonable attorney's fees and expenses, payments, reasonable expenses and liabilities incurred by Chase, any of its agents, or the Adviser's agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

     (i) any and all actions of Chase or its officers or agents required to be taken pursuant to this Agreement;

     (ii) the good faith reliance on or use by Chase or its officers or agents of information, records, or documents which are received by Chase or its officers or agents and furnished to it or them by or on behalf of the Adviser or the Trust, and which have been prepared or maintained by the Trust, the Adviser or any third party on behalf of the Trust;

     (iii) the Adviser's refusal or failure to comply with the terms of this Agreement or the Adviser's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

     (iv) the breach of any representation or warranty of the Adviser hereunder;

     (v) the reliance on or the carrying out by Chase or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Adviser;

     (vi) any delays, inaccuracies, errors in or omissions from information or data provided to Chase by data, corporate action pricing services or securities brokers and dealers;

     (vii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

     (viii) any failure of the Trust's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in the Trust's prospectus or statement of additional information;

     (ix) the actions taken by the Trust, the Adviser, and the Trust's distributors in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

     (x) all actions, inactions, omissions, or errors caused by third parties to whom Chase or the Adviser has assigned any rights and/or delegated any duties under this Agreement at the request of the Adviser.

   (c) In performing its services hereunder, Chase shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Adviser, its employees, officers or directors which Chase reasonably believes to be genuine, valid and authorized, and, subject to the foregoing shall be indemnified by the Adviser for any loss or expense caused by such reliance. Chase shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Adviser, as necessary or appropriate.

   7. TERM. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall continue in effect unless terminated by either party on 90 days' prior written notice. Upon termination of this Agreement, the Adviser shall pay to Chase such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

   8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

   If to the Adviser:

     Alliance Capital Management L.P.
     Avenue of the Americas
     New York, N.Y. 10105
     Attention: Edmund P. Bergan, Jr., Esq.
     Fax: (212) 969-2290

   If to Chase:

     Chase Global Funds Services Company
     Tremont Street
     Boston, MA 02108
     Attention: Karl O. Hartmann, Esq.
     Fax: (617) 557-8616

   9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

   10. FORCE MAJEURE. Chase shall not be responsible or liable for any harm, loss or damage suffered by the Adviser, the Trust, its investors, or other third parties or for any failure or delay in performance of Chase's obligations under this Agreement arising out of or caused directly or indirectly by circumstances beyond Chase's reasonable control.

   11. AMENDMENTS. Except as described in this section, this Agreement may be modified or amended from time to time only by mutual written agreement between the parties. No provision of this Agreement, other than Schedule A, which may be amended to reflect the addition or deletion of one or more series of the Trust by written notice from the Adviser to Chase, may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

   12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

   13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

   14. STATUS OF TRUST. The Trust and each Portfolio are intended to be third party beneficiaries of this Agreement and, subject to Section 6 of this Agreement, may proceed directly against Chase to secure the benefits of this Agreement intended to be conferred by this Agreement on the Trust and the Portfolios. Adviser is solely responsible for payment of compensation as provided in Section 5 and Schedule C to this Agreement and for all other liabilities, if any, of the Adviser arising out of this Agreement; in no event shall the Trust, its Trustees or officers of any Portfolio or any shareholder have any liability hereunder.

   15. EFFECT ON OTHER AGREEMENTS. This Agreement shall have no effect on any other agreements which may from time to time be entered into by Chase and the Adviser and/or the Trust, including, without limitation, the Custodian Agreement dated August 25, 1988 between Chase and the Trust.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                 ALLIANCE CAPITAL MANAGEMENT L.P.

                                 By: Alliance Capital Management Corporation,
                                 its General Partner



                                 By: /s/ John D. Carifa
                                     ------------------------------------------
                                 Name: John D. Carifa
                                 Title: President and Chief Operating Officer


                                 CHASE GLOBAL FUNDS
                                 SERVICES COMPANY



                                 By:
                                     ------------------------------------------
                                 Name:
                                 Title:

                                 ALLIANCE CAPITAL MANAGEMENT L.P.

                                 By: Alliance Capital Management Corporation,
                                 its General Partner



                                 By:
                                     ------------------------------------------
                                 Name:
                                 Title:


                                 CHASE GLOBAL FUNDS
                                 SERVICES COMPANY



                                 By: /s/ W. Andrew Frey
                                     ------------------------------------------
                                 Name: W. Andrew Frey
                                 Title: President

                 MUTUAL FUND SUBACCOUNTING SERVICES AGREEMENT

                                  SCHEDULE A
                                  PORTFOLIOS

                       Alliance Conservative Investors
                              Alliance Balanced
                          Alliance Growth Investors
                          Alliance Growth and Income
                            Alliance Equity Index
                            Alliance Common Stock
                               Alliance Global
                            Alliance International
                          Alliance Aggressive Stock
                          Alliance Small Cap Growth
                 Alliance Intermediate Government Securities
                            Alliance Quality Bond
                             Alliance High Yield

                 MUTUAL FUND SUBACCOUNTING SERVICES AGREEMENT


                                  SCHEDULE B
            DESCRIPTION OF FUND SUBACCOUNTING SERVICES AND REPORTS

   Chase shall provide the following subaccounting services to the Adviser for the Trust:

   (a) Maintenance of the books and records for the Fund's assets, including records of all securities transactions.

   (b) Calculation of each funds', portfolios' or classes' Net Asset Value in accordance with the Prospectus, and after the fund, portfolio or class meets eligibility requirements, transmission to NASDAQ and to such other entities as directed by the Fund.

   (c) Accounting for dividends and interest received and distributions made by the Fund.

   (d) Coordinate with the Fund's independent auditors with respect to the annual audit, and as otherwise requested by the Fund.

   (e) As mutually agreed upon, Chase will provide domestic and/or international reports.

   The services and reports described in (a) through (e) above include, without limitation, the following on an as requested basis:

    1. Daily and Month-End Trial Balances -- For each Portfolio of the Trust.

    2. Statement of Investments -- Displaying (i) market value and unrealized gain and loss and (ii) identified cost for each investment held in each Portfolio.

    3. Cash Transaction Statement -- Each cash transaction statement should be reconciled to the cash in bank balances as they appear on the respective trial balances.

    4. Dividend and Interest Receivable (Interest Purchased and Sold) Report -- To properly accrue for dividends on the ex-dividend date and timely receipt of same. Interest on long-term bonds which consist of corporate and government bonds should be calculated as follows:

            Corporate Bonds -- Interest on corporate bonds will be calculated on a 360-day basis (30-day month).

            Government Bonds -- Actual over Actual should be the method for accruing interest. If the coupon is June 30th, the accrual should be as follows: January 1-June 30 = 181 days in normal years and 182 days in leap years.

    5. Dividend and Income Summary Reports -- This report shall show dividends and income by line item.

    6. Open Trade Report -- This report lists all trades that have not settled.

    7. Portfolio Purchase Journal -- All trades made during the month, quarter and annually.

    8. Portfolio Sales Journal -- All trades made during the month, quarter and annually.

    9. Realized Gain and Loss Report -- Using the identified cost method showing the realized gain or loss by security when the security is sold.

   10. Unrealized Gain and Loss Report -- Using the identified cost method showing the realized gain or loss by security. In addition, Chase must provide a gross unrealized appreciation and depreciation report for each Portfolio.

   11. Brokerage Allocation/Commission Report -- A summary showing, for each Portfolio, the broker's name, the commission received and the transaction amount of each trade.

   12. Monthly Capital Stock Subscription and Redemption Report -- This shall show the amount received for shares acquired and shares redeemed in the annual and semi-annual Statement of Changes in Net Assets.

    13. "As of" Trades -- "As of" trades that settle at the end of a quarter must be included as part of each Portfolio's net assets, e.g., if a trade settles on April 1 and the trade date is March 25, this trade should be included in the March trial balance.

   14. Operating Expenses and Fees -- Expenses and fees related to administering the series. The accruals should be reported in the same format.

   15. Corporate Actions -- The listing should disclose all corporate actions during the month including cost basis adjustments (stock splits, spin-offs, etc.).

   16. Trade Tickets -- Verification of purchases and sales for each series.

   17. Futures and Options -- Chase will mark-to-market all futures transactions to include: (i) detailed worksheet showing all open positions and variation margin due or payable on such date, (ii) acquisitions, and
(iii) disposition.

   18. Options on Securities and Indices -- Chase will value all options positions and provide a summary of (i) open position report, (ii) options acquired during the month and (iii) options sold, exercised or closed during the month.


Chase will clearly identify option transactions and positions as follows:

     Purchase of calls
     Purchase of puts
     Sale of calls
     Sale of puts

   19. Foreign Securities -- Foreign securities not traded directly, or in American Depository Receipt (ADR) form in the United States, will be valued at the last sale price in the local currency translated into U.S. dollars at current exchange rate.

   20. Foreign Currency -- Foreign currency will be converted into U.S. dollar equivalent at current exchange rates.

                 MUTUAL FUND SUBACCOUNTING SERVICES AGREEMENT


                                  SCHEDULE C
                              FEES AND EXPENSES

                           FUND SUBACCOUNTING FEES

A. For the services rendered under this Agreement, the Adviser shall pay to Chase an annual fee per Portfolio (except as noted in B. below) based on the following schedule and subject to the minimum and maximum annual fees per Portfolio as set forth:

      .025 of 1% on the first $75 million of the Portfolio's total assets, plus
      .007 of 1% on the next $425 million of the Portfolio's total assets, plus
      .0025 of 1% of the next $2.5 billion of the Portfolio's total assets

      Minimal annual fee per Portfolio:  $15,000
      Maximum annual fee per Portfolio: $100,000

B. With respect to the Alliance Small Cap Growth Portfolio, for the first 6 months of services under this Agreement, the Adviser shall pay to Chase an annual fee equal to .025 of 1% of the Portfolio's total assets. After the initial 6 month period, the Adviser shall pay to Chase an annual fee based on the fee schedule set forth in A. above. The minimum annual fee for the Alliance Small Cap Growth Portfolio shall be calculated as follows:

      First 3 months of services: None
      Next 3 months of services: $7,500
      Each month thereafter:   $15,000

      The Small Cap Growth Portfolio will be subject to a $100,000 maximum annual fee.

C. The foregoing calculations are based on the average daily net assets of each Portfolio. The fees will be computed, billed and payable monthly.

D. Chase shall pass through to the Adviser on a monthly basis all fees and expenses billed to Chase by pricing services in connection with this Agreement. These pass through charges will be payable monthly and shall not exceed $100,000 annually.

E. Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed, billed and payable monthly.

                               C-1